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                                                                     Exhibit 8.1

                              TAX OPINION OF
                            HOGAN & HARTSON L.L.P.
                            WITH RESPECT TO MERGERS

                                October 8, 1998

HMC Merger Corporation
Host Marriott, L.P.
10400 Fernwood Road
Bethesda, MD 20817

Ladies and Gentlemen:

  We have acted as tax counsel to HMC Merger Corporation, a Maryland corporation ("Host REIT"), Host Marriott Corporation, a Delaware corporation ("Host"), and Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"), in connection with the following series of related transactions (which collectively are referred to as the "REIT Conversion"), each of which is described more fully in the Prospectus/Consent Solicitation Statement which is part of the Registration Statement filed with the Securities and Exchange Commission by the Operating Partnership on Form S-4 (File No. 333-55807) and which includes the Supplement for each Partnership (as defined in (i) below) attached thereto (the "Consent Solicitation"):

    (i) the contribution of the following assets by Host and its subsidiaries to the Operating Partnership, in exchange for a number of units of limited partnership interest ("OP Units") and units of general partnership interest of the Operating Partnership equal to the number of shares of Host common stock outstanding at the time of the REIT Conversion, preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion, and the assumption of certain liabilities of Host and its subsidiaries: (a) its wholly owned full-service hotel assets; (b) its interests in Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership ("Atlanta Marquis"); Desert Springs Marriott Limited Partnership, a Delaware limited partnership ("Desert Springs"); Hanover Marriott Limited Partnership, a Delaware limited partnership ("Hanover"); Marriott Diversified American Hotels, L.P., a Delaware limited partnership ("MDAH"); Marriott Hotel Properties Limited Partnership, a Delaware limited partnership ("MHP"); Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership ("MHP2"); Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership ("Chicago Suites"); and Potomac Hotel Limited Partnership, a Delaware limited partnership ("PHLP") (collectively, the "Partnerships"); (c) its interests in partnerships (other than the Partnerships) or limited liability companies that own one or more full-service hotels and are not wholly owned by Host or one of its subsidiaries (the "Private Partnerships" and together with the Partnerships, the "Hotel Partnerships"); and (d) certain other businesses and assets (excluding that portion of its shares of common stock of Crestline Capital Corporation, a Delaware corporation ("Crestline"), and the cash or other consideration that Host or Host REIT will distribute to its existing shareholders and the Blackstone Entities (as defined in (v) below), as described in (vii) below, and certain other de minimis assets);

    (ii) the refinancing and amendment of the debt securities and certain credit facilities of Host;

    (iii) the proposed mergers of subsidiaries of the Operating Partnership (the "Merger Partnerships") into the Partnerships, in which mergers the Partnerships will be the surviving entities (the "Mergers");

    (iv) the acquisition (whether by merger or otherwise) by the Operating Partnership of certain Private Partnerships or interests therein;

    (v) the acquisition by the Operating Partnership of ownership of, or controlling interests in, twelve upscale and luxury full-service hotel properties (the "Blackstone Hotels") and certain other related assets (including a mortgage loan secured by an additional hotel) from The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") in exchange for the assumption or repayment of debt, OP Units and shares of common stock of Crestline and cash or other consideration (the "Blackstone Acquisition");

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    (vi) the creation and capitalization of the one or more taxable corporations in which the Operating Partnership will own 95% of the economic interest but no voting stock and which will hold various assets contributed by Host and its subsidiaries to the Operating Partnership (the "Non-Controlled Subsidiaries"), with all of the voting stock, representing 5% of the economic interest, to be owned by the Host Marriott Employee Statutory Trust, the beneficiaries of which will be certain employees of Host REIT and a designated public charity (the "Host Employee Trust"), and possibly other outside investors;

    (vii) the merger of Host into Host REIT, and the subsequent distribution by Host or Host REIT of Crestline common stock and cash or other consideration to Host's shareholders;

    (viii) the leasing of the hotels in which the Operating Partnership has a direct or indirect interest (the "Hotels") to subsidiaries of Crestline; and

    (ix) the related transactions described in the Consent Solicitation and the other steps necessary or desirable to complete the REIT Conversion.

  In connection with the REIT Conversion, we have been asked to provide you with the opinions on certain federal income tax matters set forth in this letter. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Consent Solicitation.

BASES FOR OPINIONS

  The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in material modifications of our opinions. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue merely represents counsel's best judgment with respect to the probable outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

  In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following: (1) the Consent Solicitation; (2) the form of Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, proposed to be entered into at or about the time of the Mergers; (3) the form of the Amended and Restated Articles of Incorporation of Host REIT and the form of the Bylaws of Host REIT, each of which is expected to be adopted prior to the time of the Mergers; (4) the Articles of Incorporation of Crestline and the Bylaws of Crestline; (5) the partnership agreements (or form thereof), each as amended to the date hereof and as proposed to be amended in connection with the REIT Conversion, of each Partnership, each Merger Partnership and each Private Partnership that will remain in existence after the REIT Conversion; (6) the form of agreement of merger relating to the Mergers (including various exhibits thereto) by and among Host REIT, the Operating Partnership, a Partnership, and its corresponding Merger Partnership, as amended to the date hereof; (7) each contribution agreement (or form thereof) relating to the acquisition by the Operating Partnership of the non-Host interests in the Private Partnerships; (8) the contribution agreement relating to the Blackstone Acquisition, dated as of April 16, 1998, as amended; (9) the proposed form of the lease pursuant to which the Operating Partnership, its subsidiaries and its controlled partnerships will lease virtually all of the Hotels to the Lessees (the "Leases"); and (10) any other necessary documents. In particular,

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in rendering the opinions set forth in this letter, we have relied on certain written factual representations of Host REIT, Host, the Operating Partnership, and the General Partners contained in a letter to us dated on this date, regarding certain aspects of the REIT Conversion (the "Representation Letter").

  For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Consent Solicitation and the Representation Letter. In particular, but without limiting the foregoing, we did not prepare the information in (i) the chart setting forth the estimated Book-Tax Difference per Partnership Unit with respect to the Hotels owned by each of the Partnerships, which appears in the Consent Solicitation under the heading "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Sale of Individual Hotels" (or the corresponding information included in the Supplements for the individual Partnerships); (ii) the chart setting forth the estimated "capital accounts" for the Limited Partners in each of the Partnerships (per Partnership Unit) as of the time of the Mergers, which appears in the Consent Solicitation under the heading "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Refinancing of the Indebtedness Secured by Individual Hotels;" (iii) Appendix E to the Consent Solicitation; or (iv) the numerical information appearing in the Supplements for the individual Partnerships under the caption "Federal Income Tax Consequences--Tax Treatment of [Partnership] Limited Partners Who Exercise Their Right to Make the Common Share Election or the Note Election," and we did not review or otherwise pass upon the underlying data used in preparing this information.

  We consequently have relied upon representations in the Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware, however, of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein, or other assumptions set forth herein.

  In this regard, we have assumed the following: (i) that all of the representations and statements set forth in the documents that we reviewed (including the Representation Letter) are true and correct and will be true and correct at the time of the Mergers, that any representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate without such qualification, and that all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms;
(ii) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, the authenticity of the originals from which any copies were made and that any documents as to which we have reviewed only in form will be duly executed at the time of the Mergers without changes from the form reviewed by us; (iii) that each of the Operating Partnership, the Hotel Partnerships, the Merger Partnerships and the other direct or indirect subsidiaries of the Operating Partnership have been and will continue to be operated in the manner described in the relevant partnership agreement, limited liability company operating agreement, articles of incorporation, or other organizational documents and in the Consent Solicitation; and (iv) that each of the Operating Partnership, the Hotel Partnerships, the Merger Partnerships and the other direct or indirect subsidiaries of the Operating Partnership is duly organized and validly existing under the laws of the state in which it was created. Any variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including in particular, the Consent Solicitation and the Representation Letter) may affect the conclusions stated herein.

OPINIONS

  Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

    1. The proposed method of operation of the Operating Partnership is such that it and each of the Partnerships will be treated as a partnership for federal income tax purposes and will not be subject to tax as a corporation or an association taxable as a corporation.


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    2. Except for any gain attributable to the sale of personal property to a
  Non-Controlled Subsidiary in connection with the REIT Conversion, the Mergers will not result in the recognition of taxable gain or loss at the time of the Mergers to a Limited Partner (i) who does not receive a Note upon the exercise of his right to make the Note Election or Common Shares upon the exercise of his right to make the Common Share Election; (ii) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Mergers; (iii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of certain indebtedness) in connection with the Mergers in excess of such Limited Partner's adjusted basis in his Partnership Interest at the time of the Mergers; (iv) who is not required to recognize gain by reason of the exercise by another Limited Partner in the same Partnership of his right to make the Note Election or the Common Share Election; and (v) whose "at risk" amount does not fall below zero as a result of the Mergers.

    3. The Unit Redemption Right will not be considered "other consideration" such that its receipt in the Mergers would result in a Limited Partner being treated under the "disguised sale" rules (as set forth in Section 707 of the Code and the Treasury Regulations thereunder) as having sold all or a portion of his Partnership Interest to the Operating Partnership in the Mergers.

    4. A Limited Partner's exercise of his Unit Redemption Right more than two years after the date of consummation of the Mergers will not cause the Mergers to constitute a taxable transaction for the Limited Partner (or for the other Limited Partners in the same Partnership).

    5. It is more likely than not that a Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Mergers but less than two years after such date will not cause the Mergers to constitute a taxable transaction for the Limited Partner (or for the other Limited Partners in the same Partnership).

    6. It is more likely than not that a Limited Partner who does not exercise his right to make the Note Election or the Common Share Election in connection with the Mergers but retains his OP Units will not be required to recognize gain by reason of the exercise of either such right by another Limited Partner in the same Partnership.

    7. A Limited Partner's relief from Partnership liabilities allocable to such Limited Partner in connection with the Mergers and the REIT Conversion and/or any subsequent repayment of certain indebtedness encumbering the Hotels will not cause such Limited Partner to recognize taxable gain at the time of the Mergers unless (and only to the extent that) the amount thereof exceeds such Limited Partner's adjusted basis in his Partnership Interest at the time of the Mergers.

    8. Based upon factual representations made by Host, Host REIT and the Operating Partnership relating to the facts and circumstances surrounding each such liability, all direct or indirect liabilities of the Partnerships fall into one of the four categories of "qualified liabilities" described in Treasury Regulations Section 1.707-5(a)(6).

    9. The sale by each of Atlanta Marquis, Desert Springs, Hanover, MHP and PHLP in connection with the REIT Conversion of a portion of the personal property associated with the Hotels owned by such Partnerships to a Non-Controlled Subsidiary will be a taxable transaction. Each such sale by a Partnership will result in the recognition by the Partnership of taxable income equal to the amount by which the fair market value of the personal property at the time of the sale exceeds the Partnership's adjusted tax basis in the personal property at that time. This taxable gain will be recharacterized as recapture income pursuant to Section 1245 of the Code, and each Limited Partner will be allocated by his Partnership a portion of the recapture income, determined in the same proportions and to the same extent that such Limited Partner was allocated any deductions directly or indirectly giving rise to the treatment of such gain as recapture income prior to the Mergers. Such recapture income allocated to a Limited Partner will be subject to tax at ordinary federal income tax rates. The sale of personal property by Hanover to a Non-Controlled Subsidiary in connection with the REIT Conversion, however, will not result in the allocation of any taxable income to the Hanover Limited Partners (even if such income is recognized by Hanover).

   10. The discussion in each of the Consent Solicitation and the Supplements under the heading "Federal Income Tax Consequences," to the extent such discussion contains descriptions of applicable federal income tax law, is correct in all material respects.

  In connection with our opinion regarding the tax status of the Operating Partnership, we note that if a partnership is a "publicly traded partnership" within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder, it may not be treated as a partnership for federal income tax purposes. Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that, as of the Effective Date, the Operating Partnership will not be a "publicly traded partnership." There is a significant risk, however, that after the Unit Redemption Right becomes exercisable, the Operating Partnership will be a "publicly traded partnership." Nevertheless, a partnership that is a "publicly traded partnership" will be treated as a partnership for federal income tax purposes if at least ninety percent (90%) of its income consists of

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"qualifying income," as defined in Section 7704(d) of the Code. In this regard, we expect to provide Host REIT and the Operating Partnership with an opinion letter prior to the Effective Date, which will be based, in part, on our opinion that even if the Operating Partnership were a "publicly traded partnership" within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder, it would qualify as a partnership for federal income tax purposes because it will have sufficient "qualifying income," as defined in Section 7704(d) of the Code. That opinion, however, will be based upon and limited by a number of representations as to key factual matters by Host REIT and the Operating Partnership.

  In addition, a Limited Partner may, in connection with the Mergers, exercise his right to make the Note Election and receive a Note, or his right to make the Common Share Election and receive Common Shares, in exchange for OP Units received in the Mergers. A Limited Partner who makes either the Common Share Election or the Note Election will recognize gain for tax purposes to the extent the amount realized by the Limited Partner (including the Limited Partner's share of any Operating Partnership liabilities) exceeds his adjusted tax basis in his OP Units. This opinion letter does not otherwise address the specific tax consequences to the Limited Partners who make this election. Furthermore, as discussed in the Consent Solicitation under the heading "Federal Income Tax Consequences--Tax Consequences of the Mergers--Effect of Subsequent Events," a variety of future events and transactions could cause some or all of the Limited Partners who retain OP Units to recognize part or all of the taxable gain that otherwise has been deferred through the Mergers. This opinion letter does not address the tax consequences to the Limited Partners of such future events and transactions, and the Limited Partners will have limited control, if any control, over whether these events and transactions occur.

                                   * * * * *

  For a discussion relating the law to the facts, and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues in the Consent Solicitation and each of the Supplements under the heading "Federal Income Tax Consequences."

  We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.

  This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax consequences that may result from the REIT Conversion or any other transaction undertaken in connection therewith. Without limitation to the foregoing, this opinion letter expressly does not, and should not be construed to, address the tax consequences of the REIT Conversion for the General Partners, Host, Host REIT, or the owners of interests in any of these entities.

  This opinion letter has been prepared for your use in connection with the Consent Solicitation and the REIT Conversion and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We do, however, consent to the references to this opinion letter and to Hogan & Hartson L.L.P. under the captions, "Legal Matters" and "Federal Income Tax Consequences," in the Consent Solicitation (and under the caption, "Federal Income Tax Consequences," in each of the Supplements) and to the inclusion of this opinion letter as an exhibit to the Consent Solicitation. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933.

                                          Very truly yours,

                                          Hogan & Hartson L.L.P.